MIDDLESEX WATER COMPANY ANNOUNCES RETIREMENT OF DIRECTOR J. RICHARD TOMPKINS FROM ITS BOARD

Retirement in May 2011 Concludes Thirty Years of Service

ISELIN, NJ (February 22, 2011) – Middlesex Water Company (NASDAQ:MSEX), a provider of water, wastewater and related services in New Jersey and Delaware, today announced the retirement of  J. Richard Tompkins, who will not seek re-election to Middlesex Water Company’s Board of Directors when his term expires in May 2011.  Tompkins served Middlesex Water for nearly three decades.  He was President of the Company from 1981-2003 and served as Chairman of the Board from 1990 – 2010.  On May 25, 2010, Tompkins announced his decision to retire as Board Chairman, but to remain in service to the Company as a director.
“Rich’s expertise in engineering, operations and management has greatly contributed to our Company and our industry,” said Middlesex Water Chairman, President and CEO Dennis W. Doll.  “His vision and foresight has helped build our company into what it is today. We are better for his legacy of leadership and his many contributions,” added Mr. Doll.
   Middlesex Water Company will not be nominating a replacement for Mr. Tompkins at the Annual Meeting and will operate with an 8-member board of directors at that time.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. For additional information regarding Middlesex Water Company visit our website at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549